Exhibit 99.1
SurModics Reports Fourth Quarter and Fiscal Year 2005 Results
Eighth Consecutive Year of Record Revenue Since 1998 IPO
EDEN PRAIRIE, Minnesota – October 26, 2005 – SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, today reported financial results for the fourth quarter and fiscal year ended September 30, 2005.
Fourth Quarter Highlights:
•	Fourth quarter revenue of $16.1 million, up 19%

•	Including a certain charge (detailed below):
•	Operating income of $6.3 million

•	Net income of $4.8 million

•	Diluted EPS of $0.25
•	Excluding the charge:
•	Operating income of $8.8 million; operating margin of 55%

•	Record net income of $6.4 million

•	Record diluted EPS of $0.33
Fiscal Year 2005 Highlights:
•	Record revenue for fiscal year 2005 of $62.4 million, up 25% from fiscal 2004
•	Revenue has grown at 30% compounded annually since 1998 IPO
•	Including certain charges (detailed below):
•	Operating income of $3.0 million

•	Net loss of $8.2 million

•	Diluted EPS of ($0.45)
•	Excluding the charges:
•	Record operating income of $35.7 million; operating margin of 57%

•	Record net income of $23.6 million

•	Record diluted EPS of $1.27
•	Cordis represented 46% of total revenue, down from 52% of total revenue in fiscal year 2004, despite year-over-year growth in CYPHER revenue
•	Non-Cordis revenue growth of 41% year-over-year vs. Cordis revenue growth of 11%
•	Five new licenses signed in the fourth quarter, reaching fiscal year record of 20 new licenses

“Fiscal year 2005 was a year of exceptional performance by our employees,” said Bruce Barclay, President and CEO. “A year ago, we outlined a new strategy and revenue growth plan, with the goal of maintaining sustainable growth. Throughout the year, we focused on execution and implementation of this strategy, which strongly contributed to the revenue growth enjoyed in all three of our business segments. Further, we have increased our focus on bringing valuable technology to our customers, both through internal development and by accessing technologies from third parties. In total, we spent 26% of revenue on R&D in fiscal 2005, with fully 68% of our operating expenses, excluding product costs and certain charges, going towards R&D. Lastly, we filed a record 51 patent applications during the year, which will help us protect our unique position in the market.”
“Despite record levels of R&D spending,” continued Barclay, “we continue to maintain our focus on profitability. Our operating margin (excluding certain charges) was 57% for fiscal year 2005. We are pleased with the results reported by Cordis Corporation, a Johnson & Johnson company, on its CYPHER Sirolimus-eluting Coronary Stent. J&J reported U.S. CYPHER sales of $347 million for the September quarter, equating to a 46% market share, up from the previous quarter’s 41% share. While we are proud of our association with Cordis on their CYPHER stent, strategically we are diversifying our business. And our diversification efforts are producing results. Despite 11% growth in revenue from Cordis in fiscal 2005, the percentage of total revenue derived from Cordis has decreased from 52% in fiscal year 2004 to 46% in fiscal year 2005. Finally, we continue to expand our customer base, signing a record 20 new licenses during the fiscal year, which brings to 76 the number of customers who have licensed our technologies.”
Fiscal year 2005 revenue was a record $62.4 million, a 25% increase over fiscal year 2004 revenue of $49.7 million. The company recorded a non-cash impairment charge of $2.5 million in the fourth quarter of fiscal year 2005 related to the sale of the company’s contract manufacturing facility in Bloomington, Minnesota. In addition, during the second quarter of fiscal year 2005, the company recorded a $30.3 million charge for in-process research and development (IPR&D) in connection with its acquisition of InnoRx, Inc., which was completed in January 2005. Including these charges, the company reported operating income of $3.0 million and a net loss of $8.2 million, or ($.45) per diluted share for the year. Excluding the charges, operating income grew 33% to a record $35.7 million, from $27.0 million in the prior-year period; while net income increased 34% to a record $23.6 million, from $17.6 million last year; and diluted earnings per share was a record $1.27, compared with $0.99 in fiscal 2004.
Revenue for the fourth quarter of fiscal year 2005 was $16.1 million, an increase of 19% from $13.5 million in the fourth quarter of fiscal year 2004. Including the non-cash asset impairment charge previously described, the company reported operating income of $6.3 million and net income of $4.8 million, or $0.25 per diluted share. Excluding the charge, operating income grew 6% to $8.8 million, from $8.3 million in the prior-year period; net income increased 18% to a record $6.4 million, from $5.4 million in the same period last year; and diluted earnings per share was a record $0.33, compared with $.30 in the fourth quarter of fiscal year 2004.
SurModics signed five new licenses in the fourth quarter, bringing the fiscal year total to a record 20, significantly ahead of SurModics’ goal of 12 new licenses in fiscal year 2005. During the fiscal year, SurModics’ customers introduced 7 new product classes. At September 30, a total of 80 coated products were on the market generating royalty revenue, compared with 77 in the prior-year period; the total number of licensed products not yet launched was 72, compared with 64 a year ago; and major non-licensed opportunities stood at 64, compared with 73 a year ago. In total, the company now has 136 potential commercial products in development with opportunities in each of SurModics’ four focus markets – ophthalmology, cardiovascular, neurology and orthopedics.
SurModics’ cash and investment balance grew to $73.3 million as of September 30, 2005. “We are pleased with our level of strategic deployment of cash in fiscal year 2005,” said Phil Ankeny, CFO and Vice President of Business Development. “During the year, we acquired InnoRx, licensed technology from Rutgers, and made strategic investments in CardioMind, OctoPlus and ThermopeutiX. These strategic investments may have the potential to bring tremendous value to our customers and shareholders over the long term.”

Live Webcast
SurModics will host a webcast at 5:00 p.m. ET (4:00 p.m. CT) today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the company’s web site, www.surmodics.com, and click on the Fourth Quarter Webcast icon. If you do not have access to the Internet and want to listen to the audio, dial 800-240-6709. A replay of the fourth quarter conference call will be available by dialing 800-405-2236 and entering conference call ID 11042230. The audio replay will be available beginning at 6:00 p.m. CT on Wednesday, October 26, until 6:00 p.m. CT on Friday, November 27.
About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification technologies, in the areas of biocompatibility, site-specific drug delivery, biological cell encapsulation, and medical diagnostics. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to bring innovation together for better patient outcomes. A significant portion of SurModics’ revenue is generated by royalties from the sale of commercial products resulting from its corporate relationships. Recent collaborative efforts include the implementation of the SurModics’ BRAVO™ drug delivery polymer matrix as a key component of the CYPHER Sirolimus-eluting Coronary Stent from Cordis Corporation, a Johnson & Johnson company. SurModics is headquartered in Eden Prairie, MN and more information about the company can be found at www.surmodics.com. The content of SurModics’ web site is not part of this release or part of any filings the company makes with the SEC.
Safe Harbor for Forward Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. SurModics does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact
Phil Ankeny, Chief Financial Officer and Vice President, Business Development
(952) 829-2700

SurModics, Inc.
Statements of Operations
(In thousands, except per share data)

	Year Ended		Three Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenue:
Royalties and license fees	$47,582	$34,836	$12,530	$9,758
Product sales	9,403	10,478	2,419	2,268
Research & development	5,396	4,424	1,141	1,443

Total revenue	62,381	49,738	16,090	13,469

Operating expenses:
Product	2,855	3,035	764	735
Research & development	16,072	12,633	4,334	3,087
Sales & marketing	1,209	1,683	299	283
General & administrative	6,496	5,416	1,860	1,069
Asset impairment charge	2,487	16,497	2,487	—
Purchased In-Process R&D	30,277	—	—	—

Total operating expenses	59,396	39,264	9,744	5,174

Income from operations	2,985	10,474	6,346	8,295

Investment income	1,365	1,178	609	288

Net income before income taxes	4,350	11,652	6,955	8,583

Income tax provision	(12,596)	(4,410)	(2,162)	(3,205)

Net income (loss)	($8,246)	$7,242	$4,793	$5,378

Basic net income (loss) per share	($.45)	$0.41	$.26	$0.31

Diluted net income (loss) per share	($.45)	$0.41	$.25	$0.30

Weighted average shares outstanding
Basic	18,131	17,501	18,490	17,530
Diluted	18,131	17,800	19,016	17,836
Fiscal year 2004 results previously reported have been restated to show the impact of accounting for InnoRx under the equity method. Prior to completing the acquisition of InnoRx in January 2005, the company accounted for its investment in InnoRx under the cost method.

SurModics, Inc.
Comparative Analysis of Earnings
(In thousands, except per share data)

	Year Ended		Three Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
			(Unaudited)
Income from operations (GAAP)	$2,985	$10,474	$6,346	$8,295
Add: Purchased In-Process R&D	$30,277	—	—	—
Add: Asset impairment charge	$2,487	$16,497	$2,487	—
Comparative income from operations	$35,749	$26,971	$8,833	$8,295
Diluted net income (loss) per share (GAAP)	($.45)	$0.41	$.25	$0.30
Add: Net impact of Purchased In-Process R&D	$1.63	—	—	—
Add: Net impact of asset impairment charge	$.09	$0.58	$.08	—
Comparative diluted net income per share	$1.27	$.99	$.33	$0.30
Fiscal year 2004 results previously reported have been restated to show the impact of accounting for InnoRx under the equity method. Prior to completing the acquisition of InnoRx in January 2005, the company accounted for its investment in InnoRx under the cost method.
Certain information in the attached financial release may be considered non-GAAP Financial Information as contemplated by SEC Regulation G. Accordingly, we are providing the preceding table, which reconciles results to their corresponding GAAP based operating results presented under our Statements of Operations, in the accompanying press release.
Management believes the presentation of these non-GAAP financial results provides useful information to investors regarding our results of operations, as these non-GAAP financial measures allow investors to better evaluate ongoing business performance and factors that influenced performance during the periods under report. Management also uses these non-GAAP measures internally to monitor performance of the business. These non-GAAP financial measures should be considered in addition to, and not a substitute for, financial measures prepared in accordance with GAAP.

SurModics, Inc.
Condensed Balance Sheets
(in thousands)

	September 30,	September 30,
	2005	2004
Assets

Current assets:
Cash & investments	$24,445	$19,215
Accounts receivable	10,996	8,130
Inventories	1,091	1,040
Other current assets	5,072	1,184

Total current assets	41,604	29,569

Property & equipment, net	14,832	15,738
Long-term investments	48,874	44,088
Other assets	18,915	20,192

Total assets	$124,225	$109,587

Liabilities & Stockholders’ Equity

Total current liabilities	$5,123	$11,789

Other liabilities	3,521	3,488

Total stockholders’ equity	115,581	94,310

Total liabilities & stockholders’ equity	$124,225	$109,587

Fiscal year 2004 results previously reported have been restated to show the impact of accounting for InnoRx under the equity method. Prior to completing the acquisition of InnoRx in January 2005, the company accounted for its investment in InnoRx under the cost method.